UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Crawford United Corporation

(Exact Name of Registrant as Specified in Charter)

Ohio	000-00147	34-0288470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10514 Dupont Avenue Cleveland, Ohio	44108
(Address of Principal Executive Offices)	(Zip Code)

(216) 243-2614

(Registrant’s telephone number, including area code)

Jeffrey J. Salay (216) 243-2376

(Name and Telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

Section 1 - Conflict Minerals Disclosure

Item 1.01   Conflict Minerals Disclosure and Report

This Form SD of Crawford United Corporation (the “Company”) is filed pursuant to Rule 13p-1 under the Securities and Exchange Act of 1934, as amended, for the reporting period from January 1, 2023 to December 31, 2023.

A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD, and is available in the investor relations section of the company’s website at www.crawfordunited.com.

Item 1.02   Exhibits

A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.01 hereto.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit 1.01 - Conflict Minerals Report of Crawford United Corporation for the reporting period from January 1, 2023 to December 31, 2023.

Exhibit Index

Exhibit No.	Description of Exhibit

1.01 - Conflict Minerals Report of Crawford United Corporation for the reporting period from January 1, 2023 to December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD UNITED CORPORATION

Date: May 22, 2024	/s/ Jeffrey J. Salay
Name: Jeffrey J. Salay
Title: Chief Financial Officer

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